Exhibit 99.1

Press Release

Company Contact:

Brenda Ropoulos

Sr. Director, Marketing Communication,

Credence Systems Corporation

Phone : 408-635-4309

Fax : 408-635-4986

E-mail : brenda_ropoulos@credence.com

Credence Appoints Dr. Ping Yang to the Board of Directors

MILPITAS, California, November 13, 2006 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced the appointment of Dr. Ping Yang to its Board of Directors. Dr. Yang brings to the position 26 years of semiconductor industry experience in roles at companies including Taiwan Semiconductor Manufacturing Company, where he most recently served as Vice President of Research and Development, and Texas Instruments. Dr. Yang is a fellow of the Institute of Electrical and Electronics Engineers and a recipient of the Institute’s Third Millennium Medal. Dr. Yang operates an independent consulting practice serving semiconductor companies, providing expertise in the areas of VLSI technology development, computer-aided design, circuits and systems, large-scale integrated circuits and solid-state electronics.

“We are pleased to welcome Dr. Yang to our Board of Directors,” said Dave Ranhoff, Credence’s president and chief executive officer. “His extensive background in the semiconductor industry will be an asset to Credence as we commit to deliver increasingly differentiated value in engineering and production test solutions for the consumer age.”

Ping holds a B.S. in Physics from the National Taiwan University and M.S. and Ph.D. degrees in electrical engineering from the University of Illinois.

Ping joins a group of eight other members on the Credence Board: Dave House, Executive Chairman of the Board of Directors; Dave Ranhoff, President, Chief Executive Officer of Credence Systems Corporation; Rich Beyer, President, Chief Executive Officer and Director of Intersil Corporation; Henk J. Evenhuis, former Chief Financial Officer of Fair, Isaac and Company; Lori Holland, independent consultant and former Chief Financial Officer of Bookham Technology; Dr. William G. Howard Jr., former Chief Technology Officer of Motorola; Jon D. Tompkins, former Chairman of the Board and CEO of KLA-Tencor Corporation; and Bruce R. Wright, Senior Vice President of Finance, Chief Financial Officer, Secretary and Treasurer at Ultratech, Inc.

ABOUT CREDENCE

Credence Systems Corporation (Nasdaq: CMOS) is an industry leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.